EXHIBIT 11


                   THE LUBRIZOL CORPORATION

               Computation of Per Share Earnings

                      First Quarter, 1994



The computation of primary earnings per share and fully diluted earnings per share is as follows:

        (In Thousands of Shares Except Per Share Data)


                                                    Three Months Ended
                                                         March 31,
                                                    ------------------
                                                     1994      1993
                                                    ------    ------

Average shares outstanding for computation
  of primary earnings per share                     66,506    68,423

Add adjustment to treat shares for options
  exercised as if such shares were outstanding
  during the entire period                              72        35

Add equivalent shares for unexercised options
  at end of period*                                    586       541
                                                    ------    ------

Average shares outstanding for computation of
  fully diluted earnings per share                  67,164    68,999
                                                    ======    ======


Primary earnings per share                           $ .65     $(.06)
                                                     =====     =====

Fully diluted earnings per share                     $ .64     $(.06)
                                                     =====     =====


*Computed under the "Treasury Stock Method" using the higher of quoted ending or average market price.